                          Exhibit C1

NEES ENERGY, INC.
Statement of Cash Flows
(Thousands of Dollars)
For the Twelve Months Ended September 30, 2000
(Unaudited, Subject to Adjustment)


Operating activities:
     Net income (loss)     $ (1,256)

     Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

          Depreciation and amortization     6,160
          (Increase) decrease in deferred taxes     5
          (Increase) decrease in accounts receivable and
            unbilled revenue     (45,667)
          (Increase) decrease in inventory     4,840
          (Increase) decrease in asset held for sale-AllEnergy     53,748
          (Increase) decrease in prepaid and other
            current assets     381
          Increase (decrease) in accounts payable     7,192
          Increase (decrease) in other current liabilities     (11,704)
          Other, net     (12,840)
               ---------
Net cash provided by (used in) operating activities     $    859
               ---------

Investing activities:
     Fixed asset expenditures     $ (2,905)
               ---------
Net cash used in investing activities     $ (2,905)
               ---------

Financing Activities:
     Change in subordinated notes payable to parent     $  4,050
     Change in other paid in capital     (150)
     Increase (decrease) in long-term debt     (81)
                    ---------
Net cash provided by financing activities     $  3,819
                    ---------

Net increase (decrease) in cash and cash equivalents     $  1,773

Cash and cash equivalents at beginning of period     3,838

Cash included with asset held for sale     (5,499)
                    ---------
Cash and cash equivalents at end of period     $    112
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